EXECUTION COPY

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of April 12, 2006

by and among

DANAHER CORPORATION

SMILE ACQUISITION CORP.

and

SYBRON DENTAL SPECIALTIES, INC.

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-ii-

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Index of Defined Terms

Section
2005 Financial Statements	Section 9.9(a)
Affiliate	Section 9.9(b)
Agreement	Preamble
Business Day	Section 9.9(c)
CERCLA	Section 4.7(d)(i)
Certificate of Merger	Section 2.2
Certificates	Section 3.2(a)
Change in the Company Recommendation	Section 6.2(c)
Code	Section 9.9(d)
Common Shares	Recitals
Company	Preamble
Company Balance Sheet	Section 4.6(a)
Company Board	Recitals
Company Disclosure Schedule	Section 9.9(e)
Company Employees	Section 6.15(a)
Company Material Contracts	Section 4.9(a)
Company Permits	Section 4.8(a)
Company Property	Section 4.7(d)(ii)
Company Recommendation	Section 1.2(a)
Company SEC Reports	Section 4.5(a)
Company Stockholder Approval	Section 4.3
Company Violation	Section 4.4(a)
Confidentiality Agreement	Section 6.3
Consent	Section 4.4(b)
Contaminant	Section 4.7(d)(iii)
Controlled Group Liability	Section 9.9(f)
CS	Section 2.10(a)(iv)
DGCL	Recitals
Dissenting Shares	Section 3.1
Effective Time	Section 2.2
Employee Benefit Arrangement	Section 6.1(a)(vi)
Employment Agreement	Section 9.9(g)
Environmental Law	Section 4.7(d)(iv)
ERISA	Section 9.9(h)
ERISA Affiliate	Section 9.9(i)
ESPP	Section 2.9(d)
ESPP Termination Date	Section 2.9(d)
Exchange Act	Section 1.1(a)
Expense Fee	Section 8.3(b)
Expenses	Section 8.3(b)
Expiration Date	Section 1.1(b)
Former Company Parent	Section 4.9(a)
GAAP	Section 4.5(a)

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Section
Governmental Entity	Section 4.4(b)
Governmental Permits	Section 4.7(d)(v)
HSR Act	Section 4.4(b)
Indebtedness	Section 4.9(c)
Indemnified Parties	Section 6.6(a)
Instruments of Indebtedness	Section 4.9(a)
Intellectual Property	Section 4.14(b)
IRS	Section 4.12(b)
knowledge	Section 9.9(j)
Law	Section 4.4(a)
Licensed Intellectual Property	Section 4.14(b)
Liens	Section 4.2(b)
Material Adverse Effect	Section 9.9(k)
Material Employment Agreement	Section 9.9(l)
Merger	Recitals
Merger Price	Section 2.7
Minimum Condition	Annex I
Multiemployer Plan	Section 4.12(g)
Multiple Employer Plan	Section 4.12(g)
NASDAQ	Annex I
New Plans	Section 6.15(b)
Offer	Recitals
Offer Documents	Section 1.1(a)
Offer Price	Recitals
Options	Section 2.9(a)
OSHA	Section 4.7(d)(vi)
Other Filings	Section 4.11
Owned Intellectual Property	Section 4.14(a)
Parent	Preamble
Parent Board	Recitals
Parent Representatives	Section 6.3
Parent Violation	Section 5.3(a)
Paying Agent	Section 3.2(a)
PBGC	Section 4.12(f)
Person	Section 9.9(m)
Plan	Section 9.9(n)
Preferred Shares	Section 4.2(a)
Proxy Statement	Section 2.10(a)(ii)
Purchaser	Preamble
Purchaser Board	Recitals
Purchaser Insiders	Section 1.3(a)
Qualified Plans	Section 4.12(c)
RCRA	Section 4.7(d)(vii)
Release	Section 4.7(d)(viii)

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Section
Rights	Recitals
Rights Agreement	Recitals
Schedule 14D-9	Section 1.2(a)
SEC	Section 1.1(a)
Securities Act	Section 4.5(a)
Shares	Recitals
Special Meeting	Section 2.10(a)(i)
Stock Plan	Section 2.9(a)
Subsidiary	Section 9.9(o)
Superior Proposal	Section 6.2(b)
Surviving Corporation	Section 2.1
Takeover Proposal	Section 6.2(a)
Tax	Section 4.15(b)
Tax Return	Section 4.15(b)
Taxes	Section 4.15(b)
Tender Offer Conditions	Section 1.1(a)
Termination Fee	Section 8.3(b)
Voting Debt	Section 4.2(a)
Withdrawal Liability	Section 9.9(p)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 12, 2006, by and among Danaher Corporation, a Delaware corporation (“Parent”), Smile Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (the “Purchaser”), and Sybron Dental Specialties, Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement the Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the Company’s common stock, par value $0.01 per share, including the associated preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of December 8, 2000, between the Company and EquiServe Trust Company, N.A., as Rights Agent (the “Rights Agreement”) (which Rights together with the shares of the Company’s common stock are hereinafter referred to as the “Shares” or the “Common Shares”), at a price per Share of $47.00 net to the seller in cash (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the “Offer Price”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, unanimously (i) approved the Offer and the Merger (as hereinafter defined) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), (ii) adopted this Agreement and is recommending that the Company’s stockholders accept the Offer, tender their Shares to the Purchaser, approve the Merger, and adopt this Agreement;

WHEREAS, the respective Boards of Directors of the Purchaser (the “Purchaser Board”) and Parent (the “Parent Board”) have approved the merger of the Purchaser with and into the Company with the Company as the surviving corporation (the “Merger”), in accordance with the DGCL, and upon the terms and subject to the conditions set forth in this Agreement, whereby each of the issued and outstanding Common Shares not owned directly or indirectly by Parent, the Purchaser or the Company will be converted into the right to receive the Offer Price in cash; and

WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Purchaser and the Company agree as follows:

ARTICLE ONE

THE OFFER

SECTION 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article Eight hereof and none of the events set forth in Annex I hereto (the “Tender Offer Conditions”) shall have occurred, as promptly as reasonably practicable, and in any event within ten (10) calendar days, Parent shall cause the Purchaser to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) an offer to purchase all outstanding Shares at the Offer Price, shall, upon commencement of the Offer but after affording the Company a reasonable opportunity to review and comment thereon, file Schedule TO and all other necessary documents with the Securities and Exchange Commission (the “SEC”) and make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, in each case in connection with the Offer (the “Offer Documents”), and shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions thereof. The obligation of the Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer will be subject only to the satisfaction or waiver of the conditions set forth in Annex I hereto.

(b) Without the prior written consent of the Company, the Purchaser shall not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Common Shares. The Offer shall remain open until the date that is twenty (20) Business Days (as such term is defined in Rule 14d-1(c)(6) under the Exchange Act) after the commencement of the Offer (the “Expiration Date”), unless the Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the two succeeding sentences or as may be required by applicable Law, in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire; provided, however, that the Purchaser may provide a subsequent offering period after the Expiration Date, in accordance with Rule 14d-ll under the Exchange Act. If at any Expiration Date, any of the Tender Offer Conditions is not satisfied or waived by the Purchaser, the Purchaser may extend the Offer from time to time; provided, however, that, on the scheduled expiration date of the Offer, (i) if the waiting period under the HSR Act or under any material applicable foreign statutes or regulations applicable to the Merger shall have not expired or been terminated, the Purchaser shall extend the Offer from time to time until the expiration or termination under the HSR Act or any other material applicable foreign statutes or regulations, (ii) if any of the conditions set forth in paragraphs (a) or (b) of Annex I hereto shall have occurred and be continuing, the Purchaser shall extend the Offer from time to time until the earlier of (A) five (5) Business Days after the time such condition or conditions shall no longer exist or (B) such time at which the matters described in such paragraphs (a) or (b) shall have become final and nonappealable; or (iii) if all of the Tender Offer Conditions are satisfied and more than 50% but less than 90% of the outstanding Common Shares on a fully diluted basis (excluding Options (as defined herein) which are not exercisable for 60 days) have been validly tendered and not withdrawn in the Offer, the Purchaser shall have the right, in its sole discretion, to extend the Offer from time to time up to a maximum of ten (10)

additional Business Days in the aggregate. Subject to the terms of the Offer and this Agreement and the satisfaction of all the Tender Offer Conditions as of any Expiration Date, the Purchaser will accept for payment and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after such expiration date of the Offer. Without the prior written consent of the Company, the Purchaser shall not accept for payment or pay for any Shares in the Offer if, as a result, Purchaser would acquire less than the number of Shares necessary to satisfy the Minimum Condition (as defined in Annex I hereto).

(c) Parent and the Purchaser represent that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to stockholders of the Company, in each case, as and to the extent required by applicable federal securities laws.

SECTION 1.2 Company Actions.

(a) The Company shall, after affording Parent a reasonable opportunity to review and comment thereon, file with the SEC and mail to the holders of Common Shares, as promptly as practicable on the date of the filing by Parent and the Purchaser of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) reflecting the recommendation of the Company Board that holders of Shares tender their Shares pursuant to the Offer (the “Company Recommendation”) and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth, and the Company hereby represents, that the Company Board, at a meeting duly called and held at which a quorum was present throughout, has unanimously (i) determined that each of the transactions contemplated hereby, including each of the Offer and the Merger, is fair to and in the best interests of the Company and its stockholders, (ii) approved the Offer and adopted this Agreement in accordance with the DGCL, (iii) recommended acceptance of the Offer and adoption of this Agreement by the Company’s stockholders (if such approval and adoption are required by applicable Law), and (iv) taken all other action necessary to render Section 203 of the DGCL and the Rights inapplicable to the Offer and the Merger; provided, however, that the Company Recommendation may be withdrawn, modified or amended only prior to the acceptance for payment of Common Shares pursuant to the Offer, and only to the extent permitted by Section 6.2. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company Board described in this Section 1.2(a).

(b) The Company represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Common Shares, in each case, as and to the extent required by applicable federal securities Law.

(c) In connection with the Offer, the Company will promptly furnish the Purchaser with mailing labels, security position listings, non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Common Shares as of the most recent practicable date and shall furnish the Purchaser with such additional available information (including, but not limited to, updated lists of holders of Common Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the Company’s record and beneficial stockholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, the Purchaser and their Affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

SECTION 1.3 Directors.

(a) Subject to compliance with applicable Law, promptly upon the payment by the Purchaser for Shares pursuant to the Offer representing at least such number of Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent or its Affiliates bears to the total number of Common Shares then outstanding, and the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent’s designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Company Board (as long as Parent and its Affiliates beneficially own a majority of the Common Shares of the Company); provided further, that prior to the Effective Time (as defined in Section 2.2), the Company Board shall always have at least two members who are not officers, directors, employees or designees of the Purchaser or any of its Affiliates (“Purchaser Insiders”).

If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider shall be entitled to designate a Person to fill such vacancy who is not a Purchaser Insider and who shall be a director not deemed to be a Purchaser Insider for all purposes of this Agreement.

(b) The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Parent will supply to the Company any information with respect to itself and its officers, directors and Affiliates required by such Section and Rule.

(c) Following the election or appointment of Parent’s designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company’s rights hereunder, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders (or in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider) if such amendment, termination, extension or waiver could be reasonably likely to have an adverse effect on the minority stockholders of the Company.

ARTICLE TWO

THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”), and shall continue its corporate existence under the laws of the State of Delaware.

SECTION 2.2 Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Sections 7.1(a) and 7.1(b), but subject to Sections 7.1(c) and 7.1(d), the Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) which shall be filed with the Secretary of State of the State of Delaware. The parties shall take such other and further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to herein as the “Effective Time.”

SECTION 2.3 Effects of the Merger. At and after the Effective Time the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.4 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended, subject to the provisions of Section 6.6 of this Agreement, in accordance with the provisions thereof and hereof and applicable Law.

(b) The Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until amended, subject to the provisions of Section 6.6 of this Agreement, in accordance with the provisions thereof and applicable Law.

SECTION 2.5 Directors. Subject to applicable Law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

SECTION 2.6 Officers. The individuals specified by Parent prior to the Effective Time shall, subject to applicable Law, be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

SECTION 2.7 Conversion of Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) any Common Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned Subsidiary of the Company, which Common Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto and (ii) Dissenting Shares (as defined in Section 3.1)), shall be cancelled and retired and shall be converted into the right to receive the Offer Price in cash (the “Merger Price”), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Common Share.

SECTION 2.8 Conversion of Purchaser Common Stock. The Purchaser has outstanding 100 shares of common stock, par value $0.01 per share, all of which are entitled to vote with respect to approval of this Agreement. At the Effective Time, each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 2.9 Options; Restricted Shares; ESPP.

(a) The following provisions shall apply to each outstanding option to purchase Common Shares (the “Options”) granted under the 2000 Long-Term Incentive Plan, the 2001 Long-Term Incentive Plan, the 2005 Long-Term Incentive Plan, the 2000 Outside Directors’ Stock Option Plan and the 2005 Outside Directors’ Stock Option Plan, (each a “Stock Plan” and collectively the “Stock Plans”), whether vested or unvested.

(b) Prior to the Effective Time, the Company Board shall take all actions reasonably requested by Parent to effectuate the provisions of this Section 2.9(b) including, the passing of appropriate resolutions and the solicitation of consent of each holder of an Option to the conversion of such Option into the right to receive an amount in cash as described in this Section 2.9(b). Immediately prior to the Effective Time, the Company shall accelerate the vesting of each unvested Option and each vested Option shall be exercisable, without payment by the Option holder, in full settlement thereof, for the right to receive, as soon as practicable (but no later than three (3) Business Days after the Effective Time, unless additional time is required to process such payments under the Company’s payroll systems), an amount in cash (less any applicable withholding taxes) equal to the product of (i) the excess, if any, of (A) the Merger Price over (B) the per share exercise price of each Common Share subject to such Option and (ii) the number of Common Shares subject to such Option immediately prior to the Effective Time. No person shall have any right under the Stock Plans or the Plans to acquire equity interests of the Company or any of its Subsidiaries, or with respect to the issuance or grant of any right of any kind, contingent or accrued, to receive benefits measured by the value of, or settleable in, Common Shares after the Effective Time.

(c) Immediately prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the lapse of all forfeiture provisions applicable to restricted shares (collectively, the “Company Restricted Shares”) issued pursuant to the 2006 Restricted Stock Incentive Plan (the “Restricted Stock Plan”) (or under any individual agreement with a Company employee or current or former director of the Company) to the extent such forfeiture provisions have not previously lapsed in accordance with the terms of the Restricted Stock Plan (or the terms of any individual agreement). Each holder of Company Restricted Shares will be treated as a holder of the corresponding number of Common Shares as of the Effective Time in accordance with Section 2.7 in the same manner as other outstanding Common Shares issued and outstanding immediately prior to the Effective Time.

(d) The Company shall take such action as may be necessary to establish a New Exercise Date (as defined under the Employee Stock Purchase Plan (the “ESPP”)) on the earlier of (1) last Business Day immediately prior to the Effective Time or (2) the end of the purchase period under the ESPP outstanding on the date hereof (the “ESPP Termination Date”) and to notify each participant in the ESPP in writing of the ESPP Termination Date at least ten (10) Business Days prior to the ESPP Termination Date. Each outstanding purchase option under the ESPP on the ESPP Termination Date shall be exercised on such date for the purchase of Common Shares at a Purchase Price (as defined in the ESPP) per share equal to 85% of the Fair Market Value (as defined in the ESPP) of a Common Share on the Enrollment Date (as defined in the ESPP) or on the ESPP Termination Date, whichever is lower. In addition, the Company shall take any and all actions with respect to the ESPP as are necessary to provide that (a) participation in the ESPP shall be limited to those employees who were participants on the date hereof and (b) such participants may not increase their payroll deduction election or purchase elections from those in effect on the date hereof.

SECTION 2.10 Stockholders’ Meeting.

(a) If required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with applicable Law:

(i) duly call, give notice of, convene and hold a special meeting of its stockholders (the “Special Meeting”) as soon as practicable following the acceptance for payment of and payment for Common Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

(ii) prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use its reasonable efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the “Proxy Statement”) to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders;

(iii) subject to the fiduciary duties of the Company Board, include in the Proxy Statement the Company Recommendation that stockholders of the Company vote in favor of the approval of this Agreement; and

(iv) include in the Proxy Statement the opinion of Credit Suisse Securities USA LLC (“CS”) referred to in Section 4.21.

(b) Parent agrees that it will vote, or cause to be voted, all of the Common Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and of this Agreement.

SECTION 2.11 Merger Without Meeting of Stockholders. Notwithstanding Section 2.10, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Common Shares pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Common Shares by the Purchaser pursuant to the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE THREE

DISSENTING SHARES; PAYMENT FOR SHARES

SECTION 3.1 Dissenting Shares. Notwithstanding Section 2.7, Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Common Shares in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Price, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Price. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Common Shares, and Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 3.2 Payment for Common Shares.

(a) From and after the Effective Time, such bank or trust company as shall be designated by Parent and reasonably acceptable to the Company shall act as paying agent (the “Paying Agent”) in effecting the payment of the Merger Price in respect of certificates (the “Certificates”) that, prior to the Effective Time, represented Common Shares entitled to payment of the Merger Price pursuant to Section 2.7. Promptly following the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Price to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 2.7.

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each record holder of Certificates that immediately prior to the Effective Time represented Common Shares (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions for use in surrendering such Certificates and receiving the Merger Price in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger Price multiplied by the number of Common Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Common Shares held by Parent or the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned Subsidiary of the Company or Dissenting Shares) shall represent solely the right to receive the Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any Person other than the Person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person surrendering such Common Shares shall pay to the Paying Agent any transfer or other similar taxes required by reason of the payment of the Merger Price to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

(c) Promptly following the date which is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the Merger Price relating thereto, without any interest thereon.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the Merger Price relating thereto (subject to applicable abandoned property, escheat and similar laws), as provided in this Article Three.

SECTION 3.3 Certificates; Withholding; Lost Certificates. Until surrendered as contemplated by Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Common Shares in respect of which such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such Person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate and entry into any other agreements or undertakings required by the Paying Agent, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Price.

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and the Purchaser that, except as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005 and the Company’s Current Reports on Form 8-K dated January 13, 2006, February 7, 2006, February 14, 2006 and March 29, 2006 (in each case, as such reports have been amended as of the date hereof, and including any documents filed as exhibits, annexes or schedules thereto) or described in the section of the Company Disclosure Schedule corresponding to the section of this Article Four to which exception is being taken or in another section of the Company Disclosure Schedule to the extent that (1) such other section is reasonably cross-referenced in the section of the Company Disclosure Schedule to which the exception is being taken or (2) the applicability of such disclosure is reasonably apparent:

SECTION 4.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of

Delaware. Each of the Company’s Subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing or has comparable status under the laws of the jurisdiction of its incorporation or organization. The Company and each of its Subsidiaries has the requisite corporate or similar organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing or has comparable status, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing (or comparable status) necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing (or to have comparable status), would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has heretofore provided or made available to Parent and the Purchaser a complete and correct copy of the Restated Certificate of Incorporation and the Amended and Restated Bylaws or comparable organizational documents, each as amended to the date hereof, of the Company and each of its Subsidiaries, and has provided a complete and correct copy of the Rights Agreement.

SECTION 4.2 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 250,000,000 Common Shares and 20,000,000 shares of preferred stock, par value of $.01 per share (“Preferred Shares”). As of the close of business on April 7, 2006, 40,553,055 Common Shares were issued and outstanding, and no Common Shares were held in treasury. Since such time and date, no additional Common Shares were issued, and the number of Common Shares held in treasury has not changed, except, in each case, for exercises of Options in accordance with their terms after the date hereof and the issuance of shares in connection with the exercise of rights to purchase Common Shares under the ESPP in accordance with its terms and the provisions of this Agreement. The Company has no Preferred Shares issued or outstanding, and no Preferred Shares are reserved for issuance or otherwise designated as a series or class other than 2,500,000 shares of Series A Preferred Stock reserved under the Rights Agreement. No awards have been made under the Restricted Stock Plan. No Common Shares are reserved for issuance other than 11,100,000 Common Shares reserved for issuance pursuant to the Stock Plans (consisting of 7,073,556 shares subject to outstanding Options and 4,026,444 shares available for future grants), 500,000 shares reserved for issuance under the ESPP, and 100,000 shares reserved for issuance under the Restricted Stock Plan. Section 4.2(a) of the Company Disclosure Schedule sets forth as of the date hereof the holders of all outstanding Options and the number, exercise prices and expiration dates of each grant to such holders. All the outstanding Common Shares are, and all Common Shares that may be issued pursuant to the exercise of outstanding Options will, when issued in accordance with the respective terms of the applicable Options, be, duly authorized, validly issued, fully paid and non-assessable and are not and will not be subject to or issued in violation of, any preemptive rights. There are no bonds, debentures, notes or other Indebtedness having voting rights (or convertible into securities having such rights) of the Company or any of its Subsidiaries (“Voting Debt”), whether issued by the Company, any of its Subsidiaries or any other Person, issued and outstanding. Except for the Options set forth on Section 4.2(a) of the Company Disclosure Schedule and rights to purchase Common Shares under the ESPP, there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or other capital stock of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any capital stock of the Company.

(b) Section 4.2(b) of the Company Disclosure Schedule lists all the Subsidiaries of the Company, whether consolidated or unconsolidated. All outstanding shares of capital stock in each Subsidiary: (i) are owned, directly or indirectly, by the Company; (ii) have been validly issued and are fully paid and non-assessable (subject, in the case of non-assessability of capital stock of any Subsidiary that is organized or qualified to do business under the laws of Wisconsin, to Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, to the extent applicable); (iii) are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”); and (iv) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as currently conducted. Other than the Subsidiaries of the Company, the Company does not own or control, directly or indirectly, a 5% or greater equity interest in any Person.

SECTION 4.3 Authority Relative to this Agreement and Related Matters. The Company has all necessary corporate power and authority to execute and deliver this Agreement and (subject to receipt of the Company Stockholder Approval) to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Company Board and no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the Company Stockholder Approval and the filing of the Certificate of Merger in each case pursuant to the requirements of the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and the Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The affirmative vote of the holders of a majority of the outstanding Common Shares in favor of approval of the Merger Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any capital stock of the Company or any Company Subsidiary necessary to approve this Agreement and the transactions contemplated hereby, including the Merger. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the Offer, this Agreement or the transactions contemplated hereby, including the Merger, and that no further action on the part of the stockholders or the Company Board is required to effect such non-application of Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger or the transactions contemplated by this Agreement.

SECTION 4.4 No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will (i) conflict with or violate the Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company or the comparable organizational documents of any of its Subsidiaries, (ii) assuming that all Consents described in Section 4.4(b) have been made or obtained and the Company Stockholder Approval is received, conflict with or violate any federal, state, local, foreign or supranational Law, statute, ordinance, code, rule, regulation, order, judgment, decree, stipulation, writ, injunction, award, permit or license (collectively, “Law”) applicable to the Company or any of its Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, or the creation of any Lien on any of the properties or assets of the Company or any of its Subsidiaries (any of the foregoing referred to in clause (ii) above or this clause (iii) being a “Company Violation”) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected, other than, in the case of clause (ii) or clause (iii) above, any such Company Violations that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) Other than (i) the filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the requirements of the Exchange Act and any applicable state securities, “blue sky” or takeover Law, and (iii) the filing of the Certificate of Merger with the Secretary of State of Delaware, none of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby does or will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a “Consent”), any domestic, foreign or supranational government or subdivision thereof, administrative, governmental or regulatory authority, agency, commission, tribunal or body or self-regulatory organization (each a “Governmental Entity”), except for any such Consents, the failure of which to be made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 4.5 SEC Reports and Financial Statements.

(a) The Company has filed with the SEC all forms, reports, schedules, registration statements, proxy statements, certifications and other documents required to be filed by the Company or its directors and executive officers (in their capacity as such) with the SEC since January 1, 2002 (as they have been amended since the time of their filing, and including any documents filed as exhibits, annexes or schedules thereto, collectively, the “Company SEC Reports”) and complete and correct copies of all such Company SEC Reports are available to

Parent through public sources. As of their respective dates, the Company SEC Reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (and the rules and regulations of the SEC promulgated thereunder) (the “Securities Act”) applicable, as the case may be, to such Company SEC Reports, and none of the Company SEC Reports contained, as of the date of filing and of any amendment or supplement and, in the case of any proxy statement, at the date mailed to stockholders and at the date of the meeting, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates or for the periods presented therein. The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(b) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of its Subsidiaries has made any loans to any executive officer or director of the Company or any of its Subsidiaries.

(c) The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the management of the Company by others within those entities, which disclosure controls and procedures are effective at the reasonable assurance level in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of any of those disclosures made by management to the Company’s auditors and audit committee has previously been provided to Parent.

(d) Since January 1, 2002, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

SECTION 4.6 Undisclosed Liabilities; Absence of Certain Changes.

(a) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for (i) liabilities and obligations that are specifically disclosed on the audited balance sheet of the Company as of September 30, 2005 (the “Company Balance Sheet”) or in the notes thereto, and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2005, that are not and would not, individually or in the aggregate with all other liabilities and obligations of the Company and its Subsidiaries (other than those disclosed on the Company Balance Sheet), reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the foregoing, the Company Balance Sheet reflects reasonable reserves in accordance with GAAP for contingent liabilities relating to pending litigation and other contingent obligations of the Company and its Subsidiaries (including liabilities under escheat and similar Laws).

(b) Since September 30, 2005, (i) there has not been any Material Adverse Effect on the Company or any change, effect, event, occurrence or state of facts that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, (ii) the businesses of the Company and each of its Subsidiaries have been conducted only in the ordinary course of business consistent with past practice, and (iii) there has not been any action taken by the Company or any of its Subsidiaries during the period from September 30, 2005 through the date of this Agreement that, if taken during the period from the date of this Agreement though the Effective Time, would constitute a breach of Sections 6.1(b)(i) (except as contemplated by Section 4.18 of this Agreement), (ii), (iii) (except for issuances under the ESPP), (vi) (with respect to the period from January 1, 2006 through the date of this Agreement), (vii), (viii), (ix) (other than subsection 6.1(b)(ix)(E)), (xv), (xviii) and (xix).

SECTION 4.7 Environmental Matters.

(a) The business and operations of the Company and its Subsidiaries comply, and have complied since January 1, 2003, with all applicable Environmental Laws; the Company and its Subsidiaries have obtained all Governmental Permits relating to Environmental Laws necessary for the operation of their businesses; and all such Governmental Permits are in full force and effect and the Company and its Subsidiaries are in compliance with such permits, except, in the case of each of the foregoing, for such events as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received written notice of, or, to the knowledge of the Company, is subject to, any investigation by, order from or written claim by any Person (including any Governmental Entity or prior owner or operator of any of the Company Property) respecting (i) any Environmental Law, (ii) any remedial action or (iii) any claim arising from the Release or threatened Release of a Contaminant into the environment except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has been served with any pending judicial or administrative proceeding, order, judgment or decree, or entered into a settlement alleging or addressing a violation of or liability under any Environmental Law, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) Neither the Company nor any of its Subsidiaries has (i) reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent; (ii) filed a notice pursuant to Section 103(c) of CERCLA; or (iii) filed any notice under any applicable Environmental Law reporting a violation of any applicable Environmental Law. There is not now with respect to the operations of the Company or any of its Subsidiaries, nor to the knowledge of the Company has there ever been, on or in any Company Property: (A) any Release, (B) any treatment, recycling, disposal or storage, other than short term storage prior to removal by a licensed transporter for off-site disposal, of any hazardous waste, as that term is defined under RCRA or any state equivalent, or (C) any underground storage tank or surface impoundment or landfill or waste pile, except, in the case of each of the foregoing, for such events which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c) There is not now on or in any Company Property any polychlorinated biphenyls (PCB) used in the Company’s operations in pigments, hydraulic oils, electrical transformers or other equipment except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(d) For purposes of this Section:

(i) “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq., as amended, and any regulations promulgated thereunder.

(ii) “Company Property” means any real property, plant, building or facility now or previously owned, leased, used or operated by the Company or any of its present or former Subsidiaries or their respective predecessors.

(iii) “Contaminant” means any pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance, special waste, hazardous material or any constituent of any such substance, waste or material, in each case to the extent regulated by Environmental Law.

(iv) “Environmental Law” means all foreign, federal, state and local Laws relating to or addressing the environment or health and safety as related to Contaminants, including but not limited to CERCLA, OSHA and RCRA and any foreign or state equivalent thereof.

(v) “Governmental Permits” means any permits, licenses, certificates, orders, consents, authorizations, and other approvals from, or required by, any Governmental Entity that are used by, or are necessary to own and to operate, the business of the Company and its Subsidiaries as currently configured and operated, together with any applications for the issuance, renewal, modification or extension thereof and all supporting information and analyses.

(vi) “OSHA” means the Occupational Safety and Health Act, as amended, and any regulations promulgated thereunder.

(vii) “RCRA” means the Resource Conservation and Recovery Act, 42 USC §6901 et seq., as amended, and any regulations promulgated thereunder.

(viii) “Release” means release, spill, emission, leaking, pumping, injection, deposit, disposal or discharge of a Contaminant into the environment, including through or in the air, soil, surface water or groundwater of Company Property.

SECTION 4.8 Compliance with Applicable Laws.

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company: each of the Company and its Subsidiaries holds all permits, registrations, clearances, franchises, authorizations, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for it to own, lease or operate its properties and assets and to carry on its business in the manner currently conducted in all respects (the “Company Permits”); no Person or entity other than the Company or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the Company Permits; each of the Company and its Subsidiaries is in compliance in all respects with the terms of the Company Permits, and all such Company Permits are in full force and effect; and the businesses and operations of the Company and its Subsidiaries and their respective predecessors have been and are being conducted in compliance in all respects with all Laws of any Governmental Entity.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor its Subsidiaries have caused any of their respective directors, officers, employees, consultants, joint venture partners and/or representatives (including resellers), in connection with such Persons’ relationship with the Company or any of its Subsidiaries, to make, promise, offer, or authorize any payment or transfer of anything of value, directly or indirectly, to any government official, employee or agent for the purpose of (i) influencing such government official, employee or agent to take any action or decision or to omit to take any action, in his or her official capacity, (ii) inducing such government official, employee or agent to use his or her influence with a government or instrumentality to affect any act or decision of the government or instrumentality, or (iii) securing any improper advantage.

SECTION 4.9 Material Contracts.

(a) Except as set forth in the exhibit index for the Company’s Annual Report on Form 10-K for the year ended September 30, 2005 or as permitted pursuant to Section 6.1, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurring of Indebtedness by the Company or any of its Subsidiaries in an amount in excess of $2,000,000 in the aggregate, including any such agreement which contains provisions that restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted (collectively, “Instruments of Indebtedness”), (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any material respect (A) the ability of the Company or its Subsidiaries to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of the Company and its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Parent and its Subsidiaries, is or would be conducted, or any non-competition or exclusive dealing agreement, or any other agreement or obligation of the type described in (A) or (B) of this clause (iii) which following the Closing would purport to apply to Parent or any of its Affiliates other than the Company and its Subsidiaries, (iv) any agreement providing for the indemnification, in excess of $1,000,000, by the Company or a Subsidiary of the Company of any Person other than standard form indemnity provisions in agreements with customers of the Company or any of its Subsidiaries, (v) any joint venture or partnership agreement, (vi) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business, (vii) any contract or agreement providing for any payments in excess of $1,000,000 that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries, (viii) any collective bargaining agreement, (ix) any agreement material to the Company and its Subsidiaries, taken as a whole, pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, (x) any agreements pursuant to which the Company or any of its Subsidiaries leases any material real property or leases any material real property to third parties, (xi) any contract or agreement material to the Company and its Subsidiaries, taken as a whole, providing for the outsourcing or provision of servicing of customers, technology or product offerings of the Company or its Subsidiaries, (xii) any contract or other agreement to which Apogent Technologies Inc. (“Former Company Parent”) or any of its present or former Subsidiaries is a party or otherwise bound, and (xiii) any other contract or other agreement not made in the ordinary course of business consistent with past practice that (A) is material to the Company and its Subsidiaries taken as a whole or (B) would reasonably be expected to materially delay or prevent the consummation of the Merger or any of the transactions contemplated by this Agreement (the agreements, contracts and obligations listed in clauses (i) through (xiii) being referred to herein as “Company Material Contracts”). None of the Company Material Contracts contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party. Section 4.9(a) of the Company Disclosure Schedule sets forth as of the date hereof all of the Company Material Contracts.

(b) Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto, and each Company Material Contract is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default under any Company Material Contract or is aware of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Company Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(c) There are no provisions in any Instrument of Indebtedness that provide any restrictions on the repayment of the outstanding Indebtedness thereunder, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of the repayment of the outstanding Indebtedness thereunder prior to expiration. For purposes of this Agreement, “Indebtedness” of a Person shall mean (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes and similar instruments, (iii) all leases of such Person capitalized in accordance with GAAP, and (iv) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions.

SECTION 4.10 Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding orders, writs, injunctions or decrees that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 4.11 Information. None of the information supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Proxy Statement or (iii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the “Other Filings”) will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing specifically for inclusion in the Proxy Statement.

SECTION 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Schedule includes a complete list of all material Employee Benefit Arrangements and all Material Employment Agreements.

(b) With respect to each Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (“IRS”), if any. The Company has delivered or made available to Parent a true, correct and complete copy of each Material Employment Agreement. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Plan or Material Employment Agreement that have been adopted or approved nor has the Company or any of its Subsidiaries committed to make any such amendments or to adopt or approve any new Plan or Material Employment Agreement.

(c) Section 4.12(c) of the Company Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, or there is pending, or time remaining in which to file, an application for such a determination letter, and the Company knows of no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust and which would not be correctible under the Employee Plans Correction Resolution System without material cost to the Company and its Subsidiaries. Section 4.12(c) of the Company Disclosure Schedule identifies each trust funding to any Plan which is intended to meet the requirements of Code Section 501(c)(9), and each such trust meets such requirements and provides no disqualified benefits (as such term is defined in Code Section 4976(b)).

(d) All contributions required to be made to any Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full. Each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded.

(e) With respect to each Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all Laws applicable to such Plans. Each Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code.

(f) With respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Plan exceeds the present value of the accumulated benefit obligation as determined in accordance with U.S. Financial Accounting Standards Board Statement No. 87, as reflected in the 2005 Financial Statements; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred since January 2, 2000, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Plan and, to the Company’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

(g) (i) No Employee Benefit Arrangement is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

(h) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Effective Time. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(i) The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, premiums for which are either paid by the employee or other qualified beneficiary or, are not, in the aggregate, material. There has been no communication to employees by the Company or any of its Subsidiaries which could reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(j) Section 4.12(j) of the Company Disclosure Schedule sets forth an accurate and complete list of any Plan or Material Employment Agreement under which the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or any related event could (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or could limit the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Plan or related trust or any Material Employment Agreement or related trust. As of the date hereof, the Company has provided to Parent, with respect to each of Messrs. Pickrell, Tomassi, Even, Pitz, Semmelmayer, Zee, Trapani and Yorba (i) the number, vesting dates, exercise price (to the extent applicable), and term (to the extent applicable) of all equity and equity-based compensation awards held by each such individual, (ii) the annual base salary as of the date hereof, annual bonus amounts for each of 2003, 2004 and 2005 of each such individual (except for Mr. Pitz’s 2005 bonus amount which has been annualized for his partial year of employment) for 2006, the pro rata bonus for each such individual, in each case, that may be paid or provided in connection with the Merger (alone or in conjunction with any other events) and (iii) total gross income listed on each individual’s W-2 for each of the last five taxable years (2001-2005), or for any shorter period during which each individual was employed by the Company. No employee other than the employees named in this Section 4.12(j) is entitled to a gross-up payment with respect to the imposition of any tax under Section 4999 of the Code.

(k) None of the Company and its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Plans or their related trusts, the Company, any of its Subsidiaries or any Person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) There are no pending or threatened claims (other than claims for benefits in the ordinary course of business consistent with past practice), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan, any participant in a Plan, or any other party.

(m) All material Employee Benefit Arrangements subject to the Law of any jurisdiction outside of the United States (i) have been maintained in all material respects in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all necessary requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(n) Each Option has been granted with an exercise price no less than the “fair market value” (within the meaning of Section 409A of the Code) of a Common Share as of the grant date and the term of no Option has been extended after the grant date of such Option (except for extensions that would not result in the imposition of taxes or penalties under Section 409A of the Code).

SECTION 4.13 Labor Matters.

(a) As of the date of this Agreement, no employees of the Company or of any of its Subsidiaries are represented by any labor union or any collective bargaining organization. As of the date of this Agreement, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s knowledge as of the date hereof no facts or event exists that is likely to give rise to a violation of Section 4.13 on or before the Effective Time.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to employees of and service providers of the Company: the Company complies and has complied in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Law respecting employment discrimination, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and no claims or investigations are pending or, to the Company’s knowledge, threatened with respect to such Law, either by private individuals or by governmental agencies; and all United States employees are at will.

(c) To the Company’s knowledge, it is not, nor has it been, engaged in any material unfair labor practice within the past three (3) years. There is not now, nor within the past three (3) years has there been, any unfair labor practice complaint against the Company pending or, to the Company’s knowledge, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers’ council, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) No material grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships (involving more than one employee) is pending, and no claims therefor exist or have, to the Company’s knowledge, been threatened; no labor strike, lock-out, slowdown, or work stoppage is pending or, to the Company’s knowledge, threatened against or directly affecting the Company.

(e) All Persons who are or were performing services for the Company and are or were classified as independent contractors do or did satisfy and have satisfied the requirements of Law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so, except where any such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

SECTION 4.14 Intellectual Property.

(a) Set forth on Section 4.14(a) of the Company Disclosure Schedule is a list of all material patents, patent applications, trademark registrations and trademark applications,

service mark registrations and service mark applications, certification mark registrations and certification mark applications, copyright registrations and copyright registration applications, domain names, mask works registrations and mask works registration applications, both domestic and foreign, that are owned by the Company or any of its Subsidiaries. Section 4.14(a) of the Company Disclosure Schedule also lists any inter partes proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office), Internet registration authority or equivalent authority anywhere in the world related thereto. The items set forth on Section 4.14(a) of the Company Disclosure Schedule and all other material computer software, trade secrets, trademarks, trade names, service marks, certification marks, copyrights, know-how, methods, processes, procedures, apparatus, equipment, industrial property, discoveries, inventions, patent disclosures, designs, drawings, plans, specifications, engineering data, manuals, development projects, research and development work in progress, technology or other proprietary rights or confidential information, whether foreign or domestic, that are owned by the Company or any of its Subsidiaries are referred to as the “Owned Intellectual Property.” The Company and its Subsidiaries own all right, title and interest in and to the Owned Intellectual Property validly and beneficially, free and clear of all material Liens, with the sole and exclusive right to use the same, subject to those licenses granted to others by the Company or any of its Subsidiaries and listed on Section 4.14(b) of the Company Disclosure Schedule.

(b) Set forth on Section 4.14(b) of the Company Disclosure Schedule is a list of (i) all material licenses, assignments and other transfers of rights or interests in or to Owned Intellectual Property granted to others by the Company or any of its Subsidiaries, other than “shrinkwrap” license agreements, and (ii) all material licenses, assignments and other transfers of rights or interests in or to patents, patent applications, trademark registrations and trademark applications, service mark registrations and service mark applications, certification mark registrations and certification mark applications, copyright registrations and copyright registration applications, domain names, mask works registrations, mask works registration applications, computer software, trade secrets, trademarks, trade names, service marks, certification marks, copyrights, know-how, methods, processes, procedures, apparatus, equipment, industrial property, discoveries, inventions, patent disclosures, designs, drawings, plans, specifications, engineering data, manuals, development projects, research and development work in progress, technology or other proprietary rights or confidential information, whether foreign or domestic, granted to the Company or any of its Subsidiaries by others, other than as granted pursuant to the Company’s or its Subsidiaries’ provision of products or services in the ordinary course of business or “shrinkwrap” license agreements (such items in this clause (ii), “Licensed Intellectual Property,” and, together with the Owned Intellectual Property, the “Intellectual Property”). None of the material Intellectual Property is subject to termination or cancellation or change in its terms or provisions as a result of this Agreement or the transactions contemplated by this Agreement.

(c) To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any Intellectual Property. The Intellectual Property constitutes all the intellectual property necessary or appropriate to conduct the businesses of the Company and its Subsidiaries as presently conducted, except where the failure to have such Intellectual Property would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and upon consummation of the transactions contemplated by this Agreement, Parent and its Subsidiaries shall (i) have good, valid and unencumbered title to all Owned Intellectual Property and (ii) have valid right to use all Licensed Intellectual Property to the same extent such Licensed Intellectual Property and Owned Intellectual Property are currently used in the businesses of the Company and its Subsidiaries.

(d) No material claim has been asserted or, to the knowledge of the Company, is threatened by any Person nor does the Company have knowledge of any valid ground for any bona fide claims (i) to the effect that the manufacture, sale, offer for sale, importation or use of any trademark, service mark, certification mark, domain name, product, service or process as used (currently or in the past) or offered or proposed for manufacture, use, offer for sale, importation or sale by the Company infringes, misappropriates, violates, dilutes or constitutes the unauthorized use of any copyright, trade secret, patent, trademark, tradename or other intellectual property right of any Person, (ii) against the Company relating to the use of any Intellectual Property, or (iii) challenging the ownership, scope, validity or enforceability of any Intellectual Property. To the knowledge of Company, all items set forth on Section 4.14(a) of the Company Disclosure Schedule are valid, enforceable and subsisting.

(e) No Intellectual Property is subject to any Law or agreement restricting in any manner the licensing, assignment or other transfer, use or enforceability thereof by the Company. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, except indemnities agreed to in the ordinary course of business consistent with past practice in connection with the sale, delivery or transfer of Company products and services or included as part of the Company’s license agreements. The Company or its Subsidiaries have the exclusive right to file, prosecute and maintain all applications and registrations with respect to Intellectual Property owned by the Company or its Subsidiaries.

SECTION 4.15 Taxes.

(a) The Company and each of its Subsidiaries has filed all federal, state, local and foreign income Tax Returns required to be filed by it, and all other material Tax Returns required to be filed by it. All such Tax Returns were true, correct and complete in all material respects. The Company and each of its Subsidiaries has paid or caused to be paid all material Taxes in respect of the periods covered by such Tax Returns. The 2005 Financial Statements of the Company reflect an adequate reserve in accordance with GAAP for all Tax liabilities of the Company and its Subsidiaries through the date thereof. Each of the Company and its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return. There are no material security interests on any of the assets of Company or any of its Subsidiaries that arose in connection with any failure to pay any Tax. There is no claim or dispute concerning any material Tax liability of the Company or its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiaries has knowledge based on personal contact with any agent of such authority. No issue has been raised in writing in any examination by any authority with respect to the Company or any Subsidiary which, by application of similar principles, reasonably could be expected to result in a proposed material increase in Tax, in excess of that provided for in any reserve for Taxes, for any other period not so examined. All income Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries through the year ended September 30, 2001 have been examined by the IRS or other appropriate taxing authority and the examination concluded, or are Tax Returns with respect to which the period during which any assessments may be made by the IRS or other appropriate taxing authority has expired (taking into account any extension or waiver thereof). All material deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Company’s financial statements, and no issue or claim has been asserted in writing for material Taxes by any taxing authority for any prior period, other than those heretofore paid or provided for in the Company’s financial statements. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing consolidated returns for federal income Tax purposes (except for the group of which the Company is the common parent), (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferor or successor, by contract or otherwise, or (iii) is a party to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature involving a material amount of Taxes that remains in effect. The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement (or will constitute such a corporation in the two (2) years prior to the Effective Time) or (ii) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has complied in all material respects with the Tax Sharing and Indemnification Agreement, dated as of December 11, 2000, by and between Former Company Parent and the Company. None of the Company’s foreign Subsidiaries has been a member of any group that has filed a combined, consolidated or unitary Tax Return, other than such Tax Returns for which the period of assessment has expired (taking into account any extension or waiver thereof). None of the Company’s foreign Subsidiaries is (i) engaged in a United States trade or business for United States federal income tax purposes or (ii) a “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(b) For purposes of this Agreement, the terms “Tax” or “Taxes” mean all taxes, charges, fees, levies or other assessments, including, income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term “Tax Return” means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

SECTION 4.16 Insurance. Each of the Company and its Subsidiaries maintain all forms of insurance as, in its good faith judgment, are reasonable and customary in amount and scope for companies in the industry in which they operate. Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefor shall) be kept in full force and effect by the Company through the Effective Time. All premiums with respect thereto due and payable on or prior to the Effective Time have been paid or will be paid prior to the Effective Time, and no written (or to the knowledge of the Company other) notice of cancellation or termination has been received with respect to any such policy.

SECTION 4.17 Relationships with Customers, Suppliers, Distributors and Sales Representatives. The Company has not received any written (or to the knowledge of the Company other) notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with the Company or any Subsidiary, and, to the Company’s knowledge, no such action has been threatened, which individually or in the aggregate, would in any such case reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 4.18 Rights Agreement. The Company has amended the Rights Agreement so that (a) Parent and the Purchaser are each exempt from the definition of “Acquiring Person” contained in the Rights Agreement, and no “Stock Acquisition Date” or “Distribution Date” or “Triggering Event” (as such terms are defined in the Rights Agreement) will occur as a result of the execution or delivery of this Agreement, the making of the Offer, the acquisition of Common Shares pursuant to the Offer or the consummation of the Merger and the other transactions contemplated by this Agreement and (b) the Rights Agreement will terminate and the Rights will expire immediately prior to the Effective Time. The Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of all such amendments to the Rights Agreement have been previously provided to Parent.

SECTION 4.19 Product Recalls. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company: (a) the Company is not aware of any pattern or series of claims against the Company or any of its Subsidiaries which has resulted in or reasonably could be expected to result in a generalized product recall relating to products sold by the Company or any of its Subsidiaries, regardless of whether such product recall is formal, informal, voluntary or involuntary and (b) there is no material design, manufacturing or other defect in any product or product category of the Company or any Subsidiary or any specifications relating thereto.

SECTION 4.20 Brokers. Except for the engagement of CS, none of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement. The Company has previously disclosed to Parent the Company’s fee arrangements with CS pursuant to its engagement letter, as amended or modified, and any related agreements.

SECTION 4.21 Opinion of Financial Advisor. The Company Board has received the written opinion of CS to the effect that, as of April 11, 2006, the consideration to be received by the holders of Common Shares (other than Parent and its Affiliates) pursuant to the Offer and the Merger, is fair to such holders from a financial point of view.

ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES

OF PARENT AND THE PURCHASER

Parent and the Purchaser hereby represent and warrant to the Company that, except as described in the section of the Parent Disclosure Schedule corresponding to the section of this Article Five to which exception is being taken or in another section of the Parent Disclosure Schedule to the extent that (1) such other section is reasonably cross-referenced in the section of the Parent Disclosure Schedule to which the exception is being taken or (2) the applicability of such disclosure is clearly apparent on its face:

SECTION 5.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and each material Subsidiary of Parent is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Parent, its material Subsidiaries and the Purchaser has the requisite corporate or similar organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not prevent or materially delay the consummation of the Offer or the Merger.

SECTION 5.2 Authority Relative to this Agreement. The Parent and the Purchaser have all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Purchaser, the performance of their obligations hereunder and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by the Parent Board, the Purchaser Board and by the sole stockholder of the Purchaser, and no other corporate proceedings on the part of Parent or the Purchaser are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than the filing of the Certificate of Merger pursuant to the requirements of the DGCL). This Agreement has been duly and validly executed and delivered by Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and the Purchaser, enforceable against the them in accordance with its terms.

SECTION 5.3 No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement by Parent or the Purchaser, the performance by Parent or the Purchaser of their respective obligations hereunder and the consummation by Parent and the Purchaser of the transactions contemplated hereby will (i) conflict with or violate their respective certificates of incorporation or bylaws, (ii) assuming that all Consents described in Section 5.3(b) have been made or obtained, conflict with or violate any Law applicable to Parent or the Purchaser, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, or the creation of any Lien on any of the properties or assets of Parent or the Purchaser (any of the foregoing referred to in clause (ii) or clause (iii) above being a “Parent Violation”) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser is a party or by which Parent or the Purchaser or any of their respective properties or assets may be bound or affected, other than, in the case of clause (ii) or clause (iii) above, any such Parent Violations that would not reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger.

(b) Other than (i) the filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report form by the Company under the HSR Act, and (ii) the filing of the Certificate of Merger with the Secretary of State of Delaware, none of the execution and delivery of this Agreement by Parent and the Purchaser, the performance by Parent or the Purchaser of their obligations hereunder or the consummation by Parent or the Purchaser of the transactions contemplated hereby does or will require any Consent of any Governmental Entity except for any such Consents, the failure of which to be made or obtained, would not have a material adverse effect on the ability of Parent or Purchaser to timely consummate the transactions contemplated by this Agreement.

SECTION 5.4 Information. None of the information supplied by Parent or the Purchaser specifically for inclusion or incorporation by reference in the Other Filings will, at the respective times filed with the SEC or other Governmental Entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Parent or the Purchaser with respect to statements made therein based on information regarding the Company supplied by the Company in writing specifically for inclusion or incorporation by reference therein.

SECTION 5.5 The Purchaser. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the Effective Time, all of the outstanding capital stock of the Purchaser will be owned directly by Parent. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, the Purchaser has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type whatsoever or entered into any agreements or arrangements with any Person, except as would not reasonably be expect to have a material adverse effect on the ability of the Purchaser to timely consummate the transactions contemplated by this Agreement.

SECTION 5.6 Litigation. There is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any

Subsidiary of Parent, nor, to the knowledge of Parent, is there any investigation pending or threatened against Parent or any Subsidiary of Parent, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to timely consummate the transactions contemplated by this Agreement.

SECTION 5.7 Cash Availability. Parent has possession of, or shall have available to it, sufficient funds to consummate the transactions contemplated by this Agreement, and will cause the Purchaser to have sufficient funds available to consummate the Offer and the Merger.

ARTICLE SIX

COVENANTS

SECTION 6.1 Conduct of Business of the Company.

(a) Except as expressly required by this Agreement or required by applicable Law or otherwise with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it, including maintaining satisfactory relationships with suppliers, distributors, customers, licensors and others having business relationships with the Company.

(b) Without limiting the generality of the foregoing, and except as otherwise required by this Agreement or as set forth on Section 6.1 of the Company Disclosure Schedule, the Company will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of Parent:

(i) adopt any amendment to its certificate of incorporation or by-laws or comparable organizational documents or the Rights Agreement;

(ii) sell, transfer, dispose of, pledge, hypothecate, grant a security interest in or otherwise encumber any capital stock or other securities owned by it in any of its Subsidiaries;

(iii) (A) issue, reissue or sell, or authorize the issuance, reissuance or sale of (1) shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Common Shares, pursuant to the exercise of Options outstanding on the date hereof in accordance with the terms of such Options or pursuant to the exercise of rights to purchase Common Shares under the ESPP in accordance with its terms and the provisions of this Agreement or (2) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof, or (B) make any other changes in its capital structure;

(iv) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock except for dividends by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(v) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

(vi) (A) increase the compensation or benefits payable or to become payable to its current or former directors, officers or employees (whether from the Company or any of its Subsidiaries), (B) pay or award any payment or benefit not required by any existing plan or arrangement to any officer, director or employee (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Stock Plans or otherwise), (C) grant any severance or termination pay to any officer or director of the Company, or, other than grants of severance or termination pay in the ordinary course of business consistent with past practice to employees whose employment is terminated in the ordinary course of business consistent with past practice, or other employee of the Company or any of its Subsidiaries (other than as required by existing agreements), (D) enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries or (E) establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees of the Company or its Subsidiaries (any of the foregoing being an “Employee Benefit Arrangement”), except, in each case, (1) to the extent required by applicable law or regulation or existing term of any such Employee Benefit Arrangement described in the Company Disclosure Schedule, and (2) arrangements for newly hired individuals that are in the ordinary course consistent with existing policies and practice;

(vii) mortgage, encumber, sell, transfer, lease, license or otherwise dispose of, or subject to any material Lien, (A) any assets or property (including material Intellectual Property) or securities with a value of $500,000 individually or, (B) taking all such matters in the aggregate, assets or property (including material Intellectual Property) or securities with a value of $3,000,000, in each case, except pursuant to existing contracts or commitments or the sale of goods in the ordinary course of business consistent with past practice;

(viii) acquire (whether by merger, consolidation, recapitalization, acquisition of stock or assets or any other form of transaction) any corporation, partnership or other business organization or division thereof or, except in the ordinary course of business consistent with past practice or in accordance with the 2006 budget plan previously provided to Parent, (A) any assets with a value of $500,000 individually or, (B) taking all such acquisitions in the aggregate, assets with a value of $3,000,000;

(ix) (A) incur, assume or pre-pay any Indebtedness, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (including any Indebtedness), (C) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (D) make any loans, advances or capital contributions to, or investments in, any other Person, except for loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company, (E) vary the Company’s payment, collection or inventory practices in any material respect from the Company’s past practices or (F) cancel or forgive any Indebtedness owed to the Company or any of its Subsidiaries;

(x) (A) other than in the ordinary course of business consistent with past practice, terminate, modify, renew or waive any material provision of any Company Material Contract other than normal renewals of such Company Material Contracts without materially adverse changes, additions or deletions of terms, or (B) enter into or renew any agreement, contract, lease, license or other binding obligation of the Company or its Subsidiaries (i) containing (1) any limitation or restriction on the ability of the Company or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Parent or its Subsidiaries, to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of Parent or its Subsidiaries, is or would be conducted, or (3) any limit or restriction on the ability of the Company or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Parent or its Subsidiaries, to solicit customers or employees, (ii) that would reasonably be expected to materially delay or prevent the consummation of the Merger or any of the transactions contemplated by this Agreement, (iii) that involves or would reasonably be expected to involve payments in excess of $500,000 annually or $5,000,000 in the aggregate over the term of the contract and that is not terminable within thirty (30) days of the Effective Time without payment by Parent or its Subsidiaries, or (iv) that, if effective as of the date hereof, would have been listed on Section 4.9(a) of the Company Disclosure Schedule as a Company Material Contract;

(xi) alter in any material respect, or enter into any commitment to alter in any material respect, any interest material to the Company and its Subsidiaries, taken as a whole, in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof (other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice);

(xii) agree or consent to any material agreement or material modifications of existing agreements with any Governmental Entity except as required by Law;

(xiii) permit any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payable payee to lapse, be canceled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

(xiv) except in the ordinary course of business consistent with past practice, make or change any Tax elections (unless required by applicable Law), file any amended Tax Return, enter into any closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xv) change in any material respect its Tax or financial accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles;

(xvi) change in any material respects its investment or risk management or other similar policies (including with respect to hedging) of the Company or any of its Subsidiaries;

(xvii) take any action that is intended or is reasonably likely to result in (a) any of its representations or warranties set forth in this Agreement being or becoming untrue in any respect at any time prior to the Effective Time in any manner that would be reasonably likely to cause the conditions set forth in Annex I hereto or Article Seven of this Agreement to not be satisfied, or (b) a violation of any provision of this Agreement, except, in each of the foregoing cases, as may be required by applicable Law;

(xviii) incur any capital expenditures or enter into any agreement obligating the Company or its Subsidiaries to provide for future capital expenditures, except in a manner consistent with the capital expenditures budgeted for in fiscal year 2006 on the 2006 budget plan previously provided to Parent (provided, however, that in no event shall capital expenditures exceed $2,000,000 per month);

(xix) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages not in excess of $100,000 individually or $500,000 in the aggregate; or

(xx) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.1.

SECTION 6.2 No Solicitation.

(a) The Company agrees that neither the Company nor any of its Subsidiaries nor any of the officers and directors of the Company or its Subsidiaries shall, and that the Company shall cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or knowingly encourage, or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a Takeover Proposal, (ii) have any discussion with or provide any information or data to any Person relating to a Takeover Proposal or engage in any negotiations concerning a Takeover Proposal (except solely to inform a Person who has made an unsolicited request or approach of the existence of this Section 6.2), (iii) make or authorize any statement, recommendation or solicitation in support of any Takeover Proposal, or (iv) enter into any agreement regarding any Takeover Proposal.

For purposes of this Agreement, a “Takeover Proposal” means any proposal or offer from any Person (other than from Parent and its Affiliates) relating to (A) any direct or indirect acquisition or purchase of (1) assets of the Company and its Subsidiaries that generate 15% or more of the net revenues or net income, or that represent 15% or more of the total assets, of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (2) 15% or more of any class of equity securities of the Company or of any Subsidiary thereof, (B) any purchase or sale of, or tender or exchange offer for, capital stock of the Company (or its Subsidiaries) that if consummated would result in any Person beneficially owning 15% or more of any class of any capital stock or voting power of the Company, or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange, stock purchase or similar transaction involving the Company (or any one or more Subsidiaries of the Company, individually or taken together, whose business constitutes 15% or more of the net revenues, net income or total assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction).

(b) If and only to the extent that (A) Shares shall not have been purchased in the Offer, (B) a Takeover Proposal has been received and not withdrawn, (C) the Company Board determines in good faith, after consultation with outside counsel, that such Takeover Proposal could reasonably be expected to lead to a Superior Proposal, and it is necessary to do so in order to comply with its fiduciary duties to the Company’s stockholders under applicable Law, (D) such Takeover Proposal was not solicited by it and did not otherwise result from a breach of this Section 6.2, and (E) the Company provides prior written notice to Parent of its decision to take such action not less than twenty-four (24) hours prior to taking such action, the Company shall be permitted to (x) furnish information with respect to the Company and any of its Subsidiaries that has previously been provided to Parent to such Person pursuant to a customary confidentiality agreement having terms at least as favorable to the Company as the Confidentiality Agreement, (y) participate in discussions with such Person, and (z) if the Company Board determines after consulting with its financial advisors and legal counsel that such Takeover Proposal is a Superior Proposal, effect a Change in the Company Recommendation.

For the purposes of this Agreement, “Superior Proposal” means a bona fide written proposal or offer made by a Person other than a party hereto that (1) is for a Takeover Proposal (except that references in the definition of “Takeover Proposal” to “15%” shall be “50%”) and (2) is on terms that the Company Board in good faith concludes (after consulting with its financial advisors and outside counsel), taking into account, among other things, the likelihood of consummation and all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal and of the transactions contemplated by this Agreement and the parties to this Agreement, would result in a transaction that (x) if consummated is more favorable to the Company’s stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement and (y) is reasonably likely to be consummated.

(c) Except as expressly permitted by Section 6.2(b), neither the Company Board nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Parent, the approval of the Agreement, the Merger or the Company Recommendation or take any action or make any statement inconsistent with such approval or Company Recommendation (collectively, a “Change in the Company Recommendation“), or (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal. For purposes of this Agreement, a Change in the Company Recommendation shall include any approval or recommendation (or public proposal to approve or recommend), by the Company Board of a Takeover Proposal, or any failure by the Company Board to recommend against a Takeover Proposal.

(d) The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Person (other than the parties hereto) conducted heretofore with respect to any Takeover Proposal, and Parent agrees that no such prior activity shall be considered solicitation of a Takeover Proposal hereunder.

(e) In addition to the obligations of the Company set forth in the other provisions of this Section 6.2, the Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing of any request for information relating to a Takeover Proposal, or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the Person making such request or Takeover Proposal, and shall promptly (and in any event within twenty-four (24) hours) provide a copy of any written request or Takeover Proposal (or document relating to a Takeover Proposal) to Parent. The Company will keep Parent promptly and fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal and shall promptly provide to Parent a copy of any non-public information furnished to the Person who made such Takeover Proposal.

(f) Nothing contained in this Section 6.2 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would violate its obligations under applicable Law; provided, however, that any such disclosure relating to a Takeover Proposal shall be deemed to be a Change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

(g) The Company Board shall recommend to the Company’s stockholders the approval and adoption of this Agreement, the Offer, the Merger and the other transactions contemplated hereby; provided, however, that the Company Board shall not be required to make such Company Recommendation to the extent that it effects a Change in the Company Recommendation in accordance with Section 6.2(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.2(g) or its other obligations under this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal. Notwithstanding any Change in the Company Recommendation, unless otherwise directed in writing by Parent, this Agreement and the Merger shall be submitted to the stockholders of the Company at the Special Meeting for the purpose of obtaining the Company Stockholder Approval and nothing contained herein shall be deemed to relieve the Company of such obligation. The Company shall use its best efforts to hold the Special Meeting as soon as practicable, and the Company shall otherwise coordinate and cooperate with Parent with respect to the timing of the Special Meeting.

SECTION 6.3 Access to Information; Confidentiality. From the date hereof through the Effective Time, upon reasonable notice and subject to applicable Law, the Company shall and shall cause its Subsidiaries and their respective representatives to afford to Parent and the Purchaser and to their respective officers, employees, accountants, counsel, financial advisors and other representatives (the “Parent Representatives”) reasonable access during normal business hours to such of the properties, books, contracts, commitments, records, officers and employees of the Company and its Subsidiaries and such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as Parent, the Purchaser or Parent Representatives may reasonably request. In addition, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity and (b) the internal or external reports prepared by it and/or its Subsidiaries in the ordinary course that are reasonably required by Parent promptly after such reports are made available to the Company’s personnel. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information to the extent such access or disclosure would jeopardize the attorney-client privilege of such Person or contravene any applicable Law, in which latter case the Company and its Subsidiaries shall provide access to or disclose such information to the fullest extent permitted by such Law and shall cooperate with Parent in seeking all necessary exemptions, permits or other consents or approvals to permit the Company and its Subsidiaries to provide Parent (or, if necessary, its counsel or other representatives in lieu of Parent) access to or to disclose to Parent, such information. Parent shall hold any such information in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated as of March 13, 2006, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”). Any investigation by Parent shall not affect the representations and warranties of the Company.

SECTION 6.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts

(subject to, and in accordance with, applicable Law) to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate the Offer, consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9 and any actions or filings related thereto, (ii) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from third parties, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, (v) publicly supporting this Agreement and the Merger and (vi) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or the Purchaser or any of their respective subsidiaries should be discovered by the Company or Parent, as the case may be, which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance.

(b) Parent and the Company shall file as soon as practicable (but not later than ten (10) Business Days in the case of the HSR Act filings) after the date of this Agreement notifications under the HSR Act or under any material applicable foreign statutes or regulations applicable to the Merger and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice or such other domestic or foreign antitrust regulatory authority, as applicable for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding

(c) Parent and the Company shall (1) promptly notify the other party of any communication to that party from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions contemplated herein; (2) if practicable, permit the other party the opportunity to review in advance all the information relating to Parent or the Company, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and incorporate the other party’s reasonable comments; (3) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation, or inquiry concerning this Agreement or the transactions contemplated herein unless it consults with the other party in advance, and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend; and (4) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby, except that any materials concerning valuation of the transaction or internal financial information may be redacted.

(d) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Company Violations and Parent Violations, as applicable, that may be caused by, the consummation of the transactions contemplated by this Agreement, provided, however, that, notwithstanding any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, and Parent shall not be obligated to, agree to divest, hold separate or otherwise materially restrict the use or operation of any portion of the business or assets of Parent, the Company or the Surviving Corporation or any Subsidiary of any of the foregoing if it would be reasonably expected to have a Material Adverse Effect on Parent, the Company or the Surviving Corporation.

SECTION 6.5 Public Announcements. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

SECTION 6.6 Indemnification; Insurance.

(a) From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that such individual is or was a director or officer of the Company, or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in respect of actions or omissions occurring at or prior to the Effective Time, to the fullest extent permitted under the Restated Certificate of Incorporation and Bylaws of the Company as of the date hereof, and shall advance fees and expenses (including attorneys fees) as incurred to the fullest extent permitted under the Restated Certificate of Incorporation and Bylaws of the Company as of the date hereof.

(b) The Surviving Corporation shall be entitled to assume the defense of any action, suit, investigation or proceeding and the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided that the Surviving Corporation shall not be liable for the fees of more than one counsel for all Indemnified Parties, other than one local counsel in each jurisdiction, unless a conflict of interest shall be caused thereby, and provided further that the Surviving Corporation shall not be liable for any settlement effected without its written consent.

(c) For six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those Company officers and directors who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof; provided that the Surviving Corporation may substitute therefor policies of Parent or its Subsidiaries containing terms with respect to coverage and amount no less favorable to such directors or officers; provided further that in no event shall the Surviving Corporation be required to pay aggregate annual premiums for insurance under this Section 6.6(c) in excess of 200% of the aggregate premiums paid by the Company for the fiscal year ended September 30, 2005 (which amount is set forth on Section 6.6 to the Company Disclosure Schedule) on an annualized basis for such purpose and, if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to use its reasonable best efforts obtain a policy with the greatest coverage available for a cost not exceeding such amount. In lieu of the purchase of such insurance, the Surviving Corporation may in its discretion purchase a six-year extended reporting period endorsement under the Company’s directors’ and officers’ liability insurance coverage providing at least the same level of insurance coverage as would otherwise be required to be maintained by the Surviving Corporation under this Section 6.6(c).

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent shall cause such action to be taken as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 6.6.

(e) Notwithstanding anything herein to the contrary and to the fullest extent permitted by Law, if any action, suit or proceeding is brought against any Indemnified Party and written notice of such action, suit or proceeding is provided to Parent by such Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.6 shall continue in effect with respect to such action, suit or proceeding until the final disposition thereof.

(f) This Section 6.6 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Indemnified Parties and their respective heirs, executors and personal representatives, and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation. This Section 6.6 shall not limit or otherwise adversely affect any rights any Indemnified Party may have under any agreement with the Company.

SECTION 6.7 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (1) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (2) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied, and (ii) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of the Company, Parent and the Purchaser shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

SECTION 6.8 Rights Agreement. The Company covenants and agrees that it will not (a) redeem the Rights, (b) amend the Rights Agreement or (c) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or the Purchaser to acquire beneficial ownership of 15% or more of the Common Shares without causing a “Stock Acquisition Date” or “Distribution Date” or “Triggering Event” (as each such term is defined in the Rights Agreement) to occur. The Board of Directors of the Company shall not make a determination that Parent, the Purchaser or any of their respective Affiliates or Associates is an “Acquiring Person” for purposes of the Rights Agreement.

SECTION 6.9 State Takeover Laws. The Company shall, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Offer and the Merger, of any state takeover law.

SECTION 6.10 Parent Agreement Concerning Purchaser. Parent agrees to cause the Purchaser to comply with its obligations under this Agreement.

SECTION 6.11 Rule 16b-3 Actions. Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Offer and the Merger, both prior to and after the Effective Time, it is desirable that such persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.11. Promptly after the date hereof, the Company shall take all such steps as may be required to cause any dispositions of Common Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

SECTION 6.12 Company Subsidiaries. The Company agrees to cause each of its Subsidiaries to comply with the obligations applicable to such Subsidiary under this Agreement.

SECTION 6.13 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transaction contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

SECTION 6.14 Standstill Agreements; Confidentiality Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party and which relates to the confidentiality of information regarding the Company or its Subsidiaries or which relate to securities of the Company, other than client and customer agreements entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice. During such period, the Company shall use reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

SECTION 6.15 Employee Benefit Plans and Agreements.

(a) Parent agrees that it will cause the Surviving Corporation from and after the Effective Time to honor all Employee Benefit Arrangements and all Employment Agreements; provided, however, that nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Corporation to terminate the employment of any Company Employee (as defined below) or to amend or terminate any Employee Benefit Arrangement or Employment Agreement subject to its terms and applicable Law. Following the Effective Time, active employees of the Company and its Subsidiaries (“Company Employees”) may, in the discretion of Parent, continue in the Employee Benefit Arrangements or become eligible for the employee benefit plans and arrangements of Parent or its Affiliates on the same terms as such plans and arrangements are generally offered from time to time to similarly situated employees of Parent and its Affiliates .

(b) For purposes of vesting and eligibility, but not benefit accrual, under the employee benefit plans of Parent and its Subsidiaries providing benefits after the Effective Time, each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries (and their respective predecessors) before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Plan, except to the extent such credit would result in a duplication of benefits or is prohibited under applicable Law or the terms of the applicable plan. In addition, and without limiting the generality of the foregoing, except to the extent prohibited under applicable Law or the terms of the applicable Plan: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Parent and its Affiliates for the benefit of Company Employees (such plans, collectively, the “New Plans”) to the extent coverage under such New Plan replaces coverage under a comparable Plan in which such Company Employee participated immediately before the Effective Time; (ii) Parent shall cause all pre-existing condition exclusions, waiting periods and actively-at-work requirements of each New Plan to be waived for each Company Employee and his or her covered dependents to the extent currently applicable to such persons and waived under the corresponding Plan of the Company for the year in which the Effective Time occurs; (iii) provide each Company Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such New Plan, to the same extent such credit was given under the corresponding Plan, in satisfying any applicable deductible or annual maximum out-of-pocket requirements under such New Plan; and (iv) apply any increase in the Company Employee’s portion of the premium cost, deductibles, co-payments and other out-of-pocket costs no earlier than the first day of the first plan year beginning after the Effective Time of either the Plan or the New Plan (as applicable).

(c) Entitlement to paid time off of Company Employees accrued as of the Effective Time shall not be reduced; provided, however, that paid time off accrued by Company Employees pursuant to sick leave or under any short-term disability policy of the Company or any of its Subsidiaries shall be honored until December 31, 2006, but may thereafter be reduced or eliminated at the Parent’s discretion.

ARTICLE SEVEN

CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 7.1 Conditions. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(a) Stockholder Approval. The stockholders of the Company shall have duly approved the transactions contemplated by this Agreement, if required by applicable Law.

(b) Purchase of Common Shares. The Purchaser shall have accepted for payment and paid for Common Shares in an amount sufficient to meet the Minimum Condition and otherwise pursuant to the Offer in accordance with the terms hereof.

(c) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity, or other legal restraint or prohibition, which prevents the consummation of the Merger, or has the effect of making the acquisition of Common Shares in the Merger illegal.

(d) Regulatory Approval. Any waiting period (and any extension thereof) under the HSR Act or under any material applicable foreign statutes or regulations applicable to the Merger shall have expired or terminated, or, where applicable, approval has been obtained.

ARTICLE EIGHT

TERMINATION; AMENDMENTS; WAIVER

SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by the Purchaser):

(a) by the mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

(b) by Parent or the Company if (i) Purchaser fails to commence the Offer on or prior to April 30, 2006 or (ii) Purchaser shall not have accepted for payment and paid for the Common Shares pursuant to the Offer in accordance with the terms hereof and thereof on or before October 1, 2006; provided, however, that a party may not terminate this Agreement pursuant to this Section 8.1(b) if such failure to commence the Offer or accept for payment and pay for the Common Shares is due to such party’s material breach of this Agreement;

(c) by Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any Common Shares being purchased thereunder, other than due to a breach hereof by the terminating party;

(d) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Common Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to prevent the entry of and to remove or lift such order, decree or ruling;

(e) by the Company prior to the acceptance for payment of Common Shares pursuant to the Offer, if the Company Board shall have determined to recommend a Superior Proposal to its stockholders and to enter into a binding written agreement concerning such Superior Proposal after making the determination required by Section 6.2; provided that the Company may not exercise its right to terminate under this Section 8.1(e) (and may not enter into a binding written agreement with respect to any Superior Proposal) unless and until (i) the Company shall have provided the Purchaser and Parent prior written notice at least 72 hours prior to such termination that the Company Board has authorized and intends to effect the termination of this Agreement pursuant to this Section 8.1(e), including copies of all the forms of all proposed agreements (including any amendments thereto) supplied by third parties and/or the forms of definitive agreements (including any amendments thereto) between the Company and any third parties, (ii) the Company Board shall have determined, in good faith and after consultation with its legal and financial advisors, that the foregoing Takeover Proposal constituted at the time of its determination to terminate this Agreement and, at the end of the 72-hour period referred to in clause (i) above, still constitutes a Superior Proposal taking into account any changes to this Agreement proposed by Parent and the Purchaser and (iii) prior to such termination, the Company shall have paid to Parent the Termination Fee and the Expense Fee described in Section 8.3;

(f) by Parent prior to the purchase of Common Shares pursuant to the Offer, if (i) the Company Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in any manner adverse to the Purchaser or Parent its approval or recommendation of the Offer, this Agreement or the Merger, (ii) the Company Board shall have approved or recommended a Takeover Proposal, (iii) the Company shall have breached Section 6.2 in any material respect, or (iv) the Company Board shall have resolved to effect any of the foregoing; or

(g) by Parent prior to the purchase of Common Shares pursuant to the Offer if a Takeover Proposal shall have been publicly announced or disclosed and the Minimum Condition (as defined in Annex I) shall not have been satisfied (at a time when all other conditions to Purchaser’s obligation to close are satisfied) by the close of business on the Business Day immediately preceding the Expiration Date.

SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the provisions of the last sentence of Section 6.3 and the provisions of this Section 8.2 and Section 8.3 and the applicable provisions of Article Nine, which shall survive any such termination. Nothing contained in this Section 8.2 shall relieve any party from liability for any willful breach of this Agreement.

SECTION 8.3 Fees and Expenses.

(a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(b) In the event that this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(f), then the Company shall promptly (and in any event within one (1) Business Day after such termination or, in the case of any such termination by the Company, prior to such termination) pay Parent an amount equal to (i) a termination fee of $59,750,000 (the “Termination Fee”), provided that in no event shall more than one Termination Fee be payable by the Company plus (ii) Parent’s aggregate Expenses (the “Expense Fee”). Parent’s “Expenses” shall mean all documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with or in contemplation of the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Parent, in no event to exceed $5 million in the aggregate.

(c) In the event that this Agreement is terminated pursuant to Section 8.1(g) hereof, (i) then the Company shall promptly (and in any event within one (1) Business Day after such termination) pay Parent an amount equal to the Expense Fee and (ii) if, within eighteen (18) months of the date of such termination a transaction constituting a Takeover Proposal is entered into which is subsequently consummated, the Company shall, prior to or simultaneously with the consummation of such transaction, pay Parent the Termination Fee; provided, however, that in no event shall the Company be obligated to pay more than one Termination Fee and Expense Fee pursuant to this Section 8.3.

(d) The Company acknowledges that the agreements contained in Section 8.3(b) to Section 8.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to Section 8.3(b) and Section 8.3(c), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for any of the amounts payable to Parent pursuant to Section 8.3(b) or Section 8.3(c), the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the amounts so payable at the rate on six (6)-month United States Treasury obligations plus 300 basis points in effect on the date such payment was required to be made pursuant to this Agreement.

(e) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys’ and expert witness fees) incurred in connection with such action.

SECTION 8.4 Amendment. Subject to Section 1.3(c), this Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

SECTION 8.5 Extension; Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE NINE

MISCELLANEOUS

SECTION 9.1 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in Section 3.2, Section 6.6 and Section 6.15 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

SECTION 9.2 Entire Agreement; Assignment.

(a) This Agreement (including the documents and the instruments referred to herein, including the Confidentiality Agreement) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other party (except that Parent may assign its rights to any direct or indirect Subsidiary of Parent and the Purchaser may assign its rights, interest and obligations to Parent or any direct or indirect Subsidiary of Parent without the consent of the Company). Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in Person, by overnight courier or facsimile to the respective parties as follows:

If to Parent or the Purchaser:

Danaher Corporation

2099 Pennsylvania Avenue, NW

Washington, District of Columbia 20006-1813

Attention: James F. O’Reilly, Esq.

Facsimile: (202) 828-0860

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Trevor S. Norwitz, Esq.

Facsimile: (212) 403-2000

If to the Company:

Sybron Dental Specialties, Inc.

100 Bayview Circle, Suite 6000

Newport Beach, California 92660

Attention: Stephen J. Tomassi, Esq.

Facsimile: (949) 255-8743

with a copy to:

Hughes Hubbard & Reed LLP

350 South Grand Avenue

36th Floor

Los Angeles, California 90071

Attention: Ray LaSoya, Esq.

Facsimile: (213) 613-2950

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

SECTION 9.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.6 Descriptive Headings; Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.

SECTION 9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 9.8 Parties in Interest. Except with respect to Section 6.6 (which is intended to be for the benefit of the Persons identified therein, and may be enforced by such Persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 9.9 Certain Definitions. As used in this Agreement:

(a) “2005 Financial Statements” means the consolidated balance sheets as of September 30, 2005 and 2004 and the consolidated statements of income, common stockholder’s equity and cash flows for each of the three fiscal years in the period ended September 30, 2005 (including the related notes and schedules thereto) of the Company contained in the Company’s Form 10-K for the fiscal year ended September 30, 2005.

(b) An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control“ means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(c) “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York, New York.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Company Disclosure Schedule” means the Disclosure Schedule of the Company dated as of the date hereof previously delivered to Parent.

(f) “Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of foreign Laws.

(g) “Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

(h) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(i) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(j) “knowledge” means, with respect to any Person which is not an individual, with respect to any specific matter, the knowledge of such Person’s directors and officers and persons with operational responsibility for the matter at issue, after due inquiry for such purpose.

(k) “Material Adverse Effect” means any change, effect, event, occurrence or state of facts that would or would reasonably be expected to (a) be materially adverse to the business, assets, financial condition or results of operations of such entity and its Subsidiaries, taken as a whole, other than (i) any change, effect, event or occurrence relating to the United States or global economy or financial or securities markets in general, or (ii) any change, effect, event or occurrence resulting from the announcement of or pendency and/or consummation of this Agreement or the transactions contemplated hereby, or (b) have a material adverse effect on the ability of such party to timely consummate the transactions contemplated by this Agreement.

(l) “Material Employment Agreement” means an Employment Agreement pursuant to which the Company or any of its Subsidiaries has or could have any obligation to provide compensation and/or benefits (including without limitation severance pay or benefits) in an amount or having a value in excess of $100,000 per year or $150,000 in the aggregate.

(m) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity.

(n) “Plan” means any material Employee Benefit Arrangement other than a Multiemployer Plan.

(o) A “Subsidiary” means, with respect to a Person, any corporation, partnership, joint venture or other legal entity (a) of which such Person beneficially owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests of such entity, (b) of which securities or other ownership interests having ordinary voting power to elect or designate a majority of the board of directors or other Persons performing similar functions are at the time owned, directly or indirectly, by such Person or (c) that does not have a board of directors or other Persons performing similar functions in which such Person owns, directly or indirectly, general partnership interests, management rights or other interests that permit such Person, or any Subsidiary of such Person, to manage the business and affairs of such entity without the affirmative approval of any other Person.

(p) “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 9.10 Enforcement; Forum; Waiver of Jury Trial.

(a) The parties acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Agreement in accordance with the terms and conditions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Each of the parties hereby agrees that all actions or proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby (including the Offer and the Merger), or for recognition and enforcement of any judgment arising out of or in connection with this Agreement or the transactions contemplated hereby (including the Offer and the Merger), shall be tried and determined exclusively in the state or federal courts in the State of Delaware, and each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c)

that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (ii) venue is not proper in any of the aforesaid courts, and (iii) this Agreement, the transactions contemplated hereby (including the Offer and the Merger) or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY FOR ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE OFFER AND THE MERGER), OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE OFFER AND THE MERGER).

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

DANAHER CORPORATION

By:	/s/ DANIEL L. COMAS
Name: Daniel L. Comas
Title: Executive Vice President, Chief Financial Officer

SMILE ACQUISITION CORP

By:	/s/ DANIEL L. COMAS
Name: Daniel L. Comas
Title: Executive Vice President, Chief Financial Officer

SYBRON DENTAL SPECIALITIES, INC.

By:	/s/ STEPHEN J. TOMASSI
Name: Stephen J. Tomassi
Title: Vice President, General Counsel and Secretary

ANNEX I

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered Common Shares and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, if (i) there shall not be validly tendered and not withdrawn prior to the Expiration Date for the Offer that number of Common Shares which, when added to any Common Shares already owned by Parent or any of its subsidiaries, represents at least a majority of the total number of outstanding Common Shares on a fully diluted basis on the date of purchase (the “Minimum Condition”), (ii) any applicable waiting period or approval under the HSR Act or under any material applicable foreign statutes or regulations shall not have expired or been terminated or obtained prior to the Expiration Date; provided that nothing in this clause (ii) shall be deemed to limit Parent’s obligations under Section 6.4(d) of the Merger Agreement, (iii) all consents from third parties shall not have been obtained prior to the Expiration Date except for those the failure of which to be obtained would not reasonably be expected to have a Material Adverse Effect on the Company, or (iv) at any time on or after the date of the Merger Agreement and prior to the time of acceptance for payment for any Common Shares, any of the following events shall occur:

(a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger, that would reasonably be expected to, directly or indirectly: (i) make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger or make materially more costly the making of the Offer, (ii) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any portion of the business or assets of the Company or any of their respective subsidiaries or compel Parent or the Purchaser or any of their respective subsidiaries to dispose of or hold separately all or any material portion of the business or assets of Parent or the Purchaser or the Company or any of its subsidiaries taken as a whole, or impose any material limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, (iii) impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Common Shares, including, without limitation, the right to vote any Common Shares acquired or owned by the Purchaser or Parent pursuant to the Offer on all matters properly presented to the Company’s shareholders, (iv) require divestiture by Parent or the Purchaser of any Common Shares, or (v) result in a Material Adverse Effect on the Company; provided that nothing in this clause (a) shall be deemed to limit Parent’s obligations under Section 6.4(d) of the Merger Agreement; or

(b) there shall be instituted or pending any action or proceeding by any Governmental Entity that would reasonably be expected to result in, any of the consequences referred to in clauses (i) through (v) of paragraph (a) above; provided that nothing in this clause

ANNEX 1-1

(b) shall be deemed to limit Parent’s obligations under Section 6.4(d) of the Merger Agreement; or

(c) since the date of the Merger Agreement, any event or change shall have occurred (or any development shall have occurred involving prospective changes) in the business, financial condition or results of operations of the Company or any of its subsidiaries that has, or would reasonably be expected to have, a Material Adverse Effect on the Company; or

(d) (i) the Company Board or any committee thereof shall have withdrawn or shall have modified or amended in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer or the Merger Agreement, or shall have approved or recommended any Takeover Proposal, (ii) a Person shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a Takeover Proposal, or (iii) the Company Board or any committee thereof shall have resolved to do or enter into any of the foregoing; or

(e) the Company and the Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

(f) any of the representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect on the Company, shall not be true and correct, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date) except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect on the Company, (ii) materially increase the cost of the Offer to the Purchaser, or (iii) have a material adverse effect on the benefits to Parent of the transactions contemplated by this Agreement; or

(g) the Company shall have failed to perform in any material respect or to comply in any material respect with any of its material obligations, covenants or agreements under the Merger Agreement.

The foregoing conditions (including those set forth in clauses (i), (ii) and (iii) of the initial paragraph) are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Annex I is appended.

ANNEX 1-2